Exhibit 19

Insider Trading Policy

1.0Purpose
Officers and employees of Rogers Corporation and its subsidiaries (referred to collectively in this policy as “the company”), as well as company consultants and contractors and members of the Board of Directors, may become aware of material, nonpublic information regarding the company and its business partners during the normal course of their employment or other relationship with the company. This policy refers to each of these persons as an “insider.” Each insider has a responsibility to maintain this information in strict confidence and use this information only in furtherance of Rogers’ legitimate business objectives.
    Insider trading violations may occur when an insider purchases or sells securities while in possession of material, nonpublic information about a company or its securities or “tips” other parties (including through recommendations and opinions) about such material nonpublic information, thereby allowing them to purchase or sell securities while in possession of such information.
Pursuant to its Code of Business Ethics, Rogers prohibits unauthorized disclosure of any nonpublic information and misuse of material, nonpublic information in securities trading. The purpose of this policy is to supplement the general policies set forth in the Code of Business Ethics by providing a framework to assist insiders in complying with applicable insider trading laws, including during the sensitive periods around the end of fiscal quarters when insiders often possess material, nonpublic information about the company’s expected financial results for the quarter.
It is important to note that transactions involving the company's securities during a permitted trading window defined in this policy should not be considered a "safe harbor." Insiders are generally prohibited from engaging in any transactions involving the company’s securities while possessing material, nonpublic information regarding the company or its securities.1 Insiders are expected to use good judgment at all times and consult with the company’s Insider Trading Compliance Officer if they have any questions regarding this policy or any particular transaction.
2.0Applicability
This policy covers insiders as well as their family members. It is also intended to apply to all types of transactions involving the purchase or sale of the company’s securities, such as open market transactions (including limit orders), private transactions (including gifts), transactions in securities linked to the company’s common stock, and elections under the employee stock purchase plan (“ESPP”) (While there is no longer an option to purchase company stock in the
1 There are limited situations in which transactions may be permitted, for example, transactions completed under an approved Rule 10b5-1 trading plan. See Section 5.4 for details.
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401(k) plan, this policy is applicable to the sale of any company stock held in employee 401(k) plans.)
Further, the company’s general policies regarding insider trading likewise apply to transactions involving the purchase or sale of securities of certain other companies, including the company’s business partners, such as customers, vendors and suppliers, as well as competitors, while in possession of material, nonpublic information regarding these business partners that was obtained in the course of employment with, or the performance of services on behalf of, the company. Accordingly, insiders should treat material, nonpublic information about the company's business partners or their securities with the same care required with respect to information related directly to the company.
3.0Responsibility
Each insider has the individual responsibility to comply with insider trading laws and this policy. Such compliance may, for example, require an insider to forego a proposed transaction in the company's securities even if he or she planned to make the transaction before learning of material, nonpublic information regarding the company or its securities and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting to effect the transaction.
4.0Definitions
4.1“Insider” has the meaning set forth in Section 1.
4.2A “restricted insider” means each of the following individuals:
•    members of the company’s Board of Directors,
•    Executive Officers (as designated by the Board of Directors),
•    Members of the following departments: Finance, Legal & Compliance, Investor Relations and Corporate Development, and
•    such other individuals as the Insider Trading Compliance Officer may designate from time to time.
4.3Information should be regarded as “nonpublic” if it has not been previously disclosed to the general public or disseminated in a manner making it available to the general public. The company typically discloses information to the general public through means such as a press release distributed through a broad-based newswire service, a publicly available news conference or inclusion in reports publicly filed with the U.S. Securities and Exchange Commission. Disclosure is generally deemed to be publicly disseminated when the information has been available long enough to permit the investing public to consider the information. Generally, one full business day after public release is deemed sufficient for investor absorption and evaluation, but in certain cases, it may be necessary to allow additional time.
4.4Information should be regarded as “material” if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of a company's securities. While it may be difficult in certain circumstances under this standard to determine whether particular information is material, there are certain types of information that are particularly sensitive and, as a general rule, should always be considered material, such as:
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•    Financial results, including projections of financial results.
•    Changes in important operating metrics, like capacity and production.
•    Execution or termination of important contracts with business partners or the addition or loss of an important customer, supplier or other counterparty.
•    Pending or proposed mergers or acquisitions or dispositions of material assets.
•    Important developments related to intellectual property.
•    Changes in dividend policy.
•    Changes in capital structure, like stock splits and anticipated equity or debt offerings.
•    Developments with respect to material legal proceedings or investigations, including those involving large litigation exposure.
•    Major changes in senior management.
•    Major cybersecurity incidents.
4.5A “permitted trading window” means a period described in Section 5.2 during which restricted insiders may engage in transactions involving the purchase or sale of the company’s securities.
4.6A “Rule 10b5-1 trading plan” means a pre-set trading plan or arrangement established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
4.7A “non-Rule 10b5-1 trading arrangement” has the meaning set forth in Item 408(c) of Regulation S-K.
4.8The “Insider Trading Compliance Officer” means the officer designated in Section 5.5 to administer this policy and undertake the specific duties described in such section.

5.0Procedures
5.1Prohibited Activities
A.Insider Trading and Unauthorized Disclosure. Insiders are prohibited from engaging in any transaction involving the purchase or sale of Rogers’ securities, including any offer to purchase or sell, while possessing material, nonpublic information regarding the company or its securities. Restricted insiders are further prohibited from engaging in any such transactions except during permitted trading windows, as further described in Section 5.2.
Insiders are also prohibited from making unauthorized disclosure of nonpublic information about the company or its securities that has been obtained or is being used in breach of a duty to maintain the information in confidence, including “tipping” third parties so that they may trade on such information.

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Note that these prohibitions apply even to information about the company learned inadvertently, such as by overhearing a conversation outside the workplace.
B.Rule 10b5-1 Trading Plans. Restricted insiders are prohibited from entering into, terminating or otherwise modifying any Rule 10b5-1 trading plan or any non-Rule 10b5-1 trading arrangement, except in accordance with the terms and conditions set forth in Sections 5.2 and 5.3.
C.Short Sale and Derivative Transactions. Insiders are prohibited from engaging in speculative transactions involving Rogers’ securities, including short sales, the purchase or sale of call or put options or collars, and other derivative transactions.
D.Hedging and Pledging Transactions. Members of the company’s Board of Directors as well as executive officers are prohibited from engaging in (1) hedging transactions with respect to Rogers’ securities, including the sale of covered calls and the use of collars, and (2) purchasing or holding Rogers’ securities in a margin account or pledging Rogers’ securities as collateral for a loan.
5.2Permitted Trading Windows
Restricted insiders may only engage in transactions involving the purchase or sale of the company’s securities, or enter into, terminate or otherwise modify a Rule 10b5-1 trading plan or a non-Rule 10b5-1 trading arrangement, during a permitted trading window, typically the period commencing at the opening of regular trading on the second trading day after the public release of the Company’s quarterly earnings results and ending at the close of business four weeks prior to the close of the Company’s then-current fiscal quarter. Notwithstanding whether a permitted trading window is open, no insider may engage in transactions involving the company’s securities while possessing material, nonpublic information regarding the company or its securities.
Permitted trading windows do not open automatically and may be opened only by the Insider Trading Compliance Officer, who has authority to operate the permitted trading windows in his or her discretion (including, delaying the opening of a window, closing it early or declining to open it) based upon business or other developments. The Insider Trading Compliance Officer will notify restricted insiders in writing regarding the opening, closing or modification of any permitted trading window.
Insiders who are not otherwise restricted insiders are encouraged to refrain from trading in Rogers’ securities except during permitted trading windows to avoid the appearance of improper trading.
5.3Pre-Clearance of Transactions/Approval of 10b5-1 Trading Plans
Even during permitted trading windows, directors, executive officers and other restricted insiders who are also required to file Section 16 reports with the SEC regarding their ownership and transactions in the company’s stock must obtain pre-clearance from the Insider Trading Compliance Officer before (1) engaging in any transaction involving the company’s securities or (2) establishing, terminating or otherwise modifying a Rule 10b5-1 trading plan or a non-Rule 10b5-1 trading
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arrangement. Note, however, that pre-clearance of transactions executed under an approved Rule 10b5-1 trading plan is not required.
A written pre-clearance request should be submitted to the Insider Trading Compliance Officer at least two business days before the proposed trade, with the restricted insider confirming in the request that he or she (1) has reviewed this policy and (2) is not aware of any material, nonpublic information about Rogers or its securities. The Insider Trading Compliance Officer will provide written approval or denial of the pre-clearance request. In addition, in order to qualify for pre-clearance, a Rule 10b5-1 trading plan must comply with the guidelines set forth in Appendix 1.
If a proposed transaction receives pre-clearance, the pre-cleared transaction must be effected by the close of business on the tenth business day following receipt of pre-clearance. Notwithstanding pre-clearance, a restricted insider may not complete a transaction if (1) the restricted insider becomes aware of material, nonpublic information regarding the company or its securities before it is executed, (2) the Insider Trading Compliance Officer advises the restricted insider that the pre-clearance has been revoked prior to that time, or (3) the pre-cleared trade has not been executed prior to the closing of the permitted trading window. In the case of a limit order or a good-till-cancelled order, the order must be either filled or cancelled by the tenth business day following receipt of pre-clearance. Transactions not effected within this period require new pre-clearance according to the process described above.
5.4Limited Exceptions
A.Rule 10b5-1 Trading Plans. Insiders are permitted to effect transactions in Rogers’ securities pursuant to existing Rule 10b5-1 trading plans, including transactions outside of a permitted trading window, provided the Insider Trading Compliance Officer pre-cleared the Rule 10b5-1 trading plan, and any amendment or modification thereto, under Section 5.3.
B.ESPP. Insiders are permitted to effect transactions in the company’s stock pursuant to an existing ESPP election. However, the initiation of an ESPP election, and any adjustments to an existing ESPP election, must be made while not in possession of material, nonpublic information and, for restricted insiders, only during permitted trading windows pursuant to Section 5.2 (with pre-clearance for Section 16 reporting individuals pursuant to Section 5.3). Note, however, that this policy as well as ESPP program restrictions remain applicable to the sale of company shares acquired through the ESPP.
C.Other Policy Exceptions. The following transactions are also exempt from the policy:

•    the exercise of stock options for cash under the company’s equity plans,
•    transactions with the company that are undertaken to satisfy tax obligations, such as those related to the vesting of restricted stock units and the net issuance of shares, which effectively involves disposing of vested shares to the company, and
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•    transactions in mutual funds, index funds, or similar highly diversified publicly offered or traded investment vehicles that hold shares of Rogers securities or securities of the company’s business partners.
Note, however, that the following transactions remain subject to the policy:
•    the exercise of stock options through the open-market sale of capital stock in order to fund the option exercise (often referred to as a “broker-assisted cashless exercise”),
•    intra-plan transfers out of the Rogers’ stock fund of the 401(k) plan, and
•    borrowing money against a 401(k) plan account if the loan could result in liquidation of all or a portion of the balance in the Company stock fund.
5.5Insider Trading Compliance Officer
The company's General Counsel will serve as its Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer include the following:
A.Identify the restricted insiders and notify them of their designation.
B.Distribute periodic reminders to the restricted insiders of the dates that the permitted trading windows described in Section 5.2 begin and end.
C.Evaluate and, as appropriate, pre-clear transactions involving the company’s securities as described in Section 5.3.
D.Evaluate and, as appropriate, approve Rule 10b5-1 trading plans and non-Rule 10b5-1 trading arrangements (including modifications to, or terminations of, such plans or arrangements) as described in Section 5.3.
E.Provide assistance as needed to insiders in preparing and filing Section 16 reports (Forms 3, 4 and 5), and periodically remind insiders subject to Section 16 of their reporting obligations.
F.Perform periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, officer's and director's questionnaires, and reports received from the company's stock administrator and transfer agent, to determine trading activity by restricted insiders.
G.Periodically educate all insiders, including new insiders, about this policy and the related confidentiality and insider trading provisions of the Code of Business Ethics.
H.Distribute this policy to restricted insiders on an annual basis.
I.Review the adequacy and effectiveness of this policy in achieving the purposes described in Section 1 and recommend changes, as appropriate, to the Audit Committee.
The Insider Trading Compliance Officer may, in his or her discretion, delegate his or her responsibilities under this policy. A designated delegate may perform such responsibilities in circumstances regarding the applicability of the policy to, or interpretation of the policy with respect to, the Insider Trading Compliance Officer and such officer’s family members, including pre-clearance of trades.
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Should the acting Insider Trading Compliance Officer seek to enter into any transaction that would require approval by the Insider Trading Compliance Officer under the terms of this policy, such approval must be submitted to and obtained from the Company’s Chief Financial Officer, who has the authority to grant such approvals when deemed appropriate under the terms hereof.
5.6Interpretation and Application
The Insider Trading Compliance Officer is responsible for interpreting or construing this policy. This policy is to be read in conjunction with the company’s other policies, including its Code of Business Ethics and Regulation FD Policy.
6.0Related Documentation
Rogers Corporation Code of Business Ethics and Regulation FD Policy.
7.0Revision History

Revision Date	Description	Approved by
December 5, 2019	Original adoption, replacing prior instructions relating to insider trading	Board of Directors
October 4, 2023	Revised version, replacing original adoption	Board of Directors
October 2, 2024	Revised version, replacing original adoption	Board of Directors

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Appendix 1

Rule 10b5-1 Trading Plan Guidelines
1.Proposed Rule 10b5-1 trading plans must be fully completed, but not executed, and submitted to the Insider Trading Compliance Officer at least three business days before the close of a permitted trading window in order to allow for proper internal (Insider Trading Compliance Officer) and external (Schwab) processing.
2.For Company directors and officers, there must be a waiting period after execution and before effectiveness of a Rule 10b5-1 trading plan that is the longer of (A) 90 days or (B) two business days following the disclosure of the Company’s financial results on Form 10-K or Form 10-Q for the fiscal quarter in which the Rule 10b5-1 trading plan was executed. For all other individuals, there must be at least a 30-day waiting period after execution and before effectiveness of a Rule 10b5-1 plan.
3.The term of the Rule 10b5-1 trading plan must be no less than six months nor more than 24 months.
4.Multiple or overlapping Rule 10b5-1 trading plans are not permitted, except as specified under Rule 10b5-1.
5.Restricted insiders may not trade in company stock while a Rule 10b5-1 trading plan is effective, except pursuant to the terms of such plan.
6.The company’s version of the Schwab Rule 10b5-1 trading plan must be used.
7.Insiders adopting Rule 10b5-1 trading plans must also comply with all other legal requirements applicable to such plans, including for directors’ and executive and certain other officers’ required transaction disclosures in personal Section 16 reports.
Any modifications (including requests for termination or suspension) to an existing Rule 10b5-1 trading plan must follow these same guidelines (as applicable).
The company reserves the right to impose additional requirements or restrictions related to Rule 10b5-1 trading plans at any time.

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